CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" in the Prospectus and Proxy Statement of Short/Intermediate Bond Portfolio and WT Short/Intermediate Bond Portfolio, dated September 24, 1999, and "Financial Statements" in the Statement of Additional Information of the Rodney Square Strategic Fixed-Income Fund, dated February 28, 1999, and to the incorporation by reference in this Pre-Effective Amendment Number 1 to the Registration Statement (Form N-14)(No. 33-84762) of WT Mutual Fund, of our reports dated August 9, 1999, included in the WT Mutual Fund 1999 Annual Report to shareholders, our report dated August 3, 1999, included in the Rodney Square Strategic Fixed-Income Fund 1999 Annual Report to shareholders and our report dated December 4, 1998, included in the Rodney Square Strategic Fixed-Income Fund 1998 Annual Report to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
September 22, 1999